                                                                  Exhibit 99.1
For Immediate Release
---------------------
November 19, 2007

  NORDSTROM REPORTS THIRD QUARTER RESULTS AND ANNOUNCES EXPANDED SHARE
             REPURCHASE AND APPROVAL OF QUARTERLY DIVIDEND

    SEATTLE - November 19, 2007 - Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $165.7 million, or $0.68 per diluted share for the third quarter ended November 3, 2007. For the same period last year, net earnings and earnings per diluted share were $135.7 million and $0.52, respectively. Total sales in the third quarter were $1.97 billion, an increase of 5.3 percent compared to sales of $1.87 billion during the same period in fiscal 2006. Third quarter same-store sales increased 2.2 percent.

    Our results include $20.9 million, net of tax, or $0.09 per diluted share, for the sale of the Faconnable business, which closed during the third quarter. Third quarter adjusted earnings per diluted share of $0.59, which excludes the gain on the sale of Faconnable, increased 13 percent compared to the same quarter last year. Included in our earnings per diluted share is a $0.01 benefit of a reduction in weighted average shares outstanding resulting from our stock repurchase program during the quarter.

    The 53rd week in fiscal 2006 created a timing shift in the 4-5-4 calendar for fiscal 2007, which has 52 weeks. This timing shift positively impacted sales results for the third quarter of 2007.

THIRD QUARTER HIGHLIGHTS
    Our focus continues to be to grow market share by providing customers with a well-edited selection of designer, luxury, and quality fashion merchandise. We will also continue to strive to offer friendly, knowledgeable, welcoming service, both in our stores and online with an integrated offering and experience. The company is focused on improving results through existing and new stores and Nordstrom.com.

    -Same-store sales increased 2.2 percent for the quarter, within the company's revised low to mid-single digit same-store sales outlook. Merchandise categories with performance above the same-store average for the quarter were designer product across categories, accessories, and men's apparel.

    -Gross profit, as a percent of sales, decreased 38 basis points compared to last year's third quarter. Merchandise margin rate was unfavorably impacted by increased markdowns. During the quarter, the company made good progress in aligning inventory levels to business trends. We believe inventories will be in-line by year-end.

    -Selling, general and administrative expenses, as a percent to sales, decreased 70 basis points versus the same period of the prior year primarily due to reduced performance based incentives.

    -The company opened three stores in the third quarter in Natick, Mass., Novi, Mich., and Denver, Colo. and a Nordstrom Rack store in Tukwila, Wash. These stores have generated a great response from customers and to date have exceeded expectations.

SHARE REPURCHASE & CAPITAL STRUCTURE
    The company's board of directors has authorized an additional $1.0 billion in share repurchase to bring the total authorization to $2.5 billion. The increased share repurchase authorization reflects management and the board's continued confidence in the company's long-term growth potential, financial outlook and positive cash flow generation. In advance of the revised authorization, management and the board of directors conducted a review of the company's capital structure and concluded that Nordstrom should add a moderate amount of leverage, recognizing the greater capacity for debt associated with the credit card business and the general under-leverage position of the balance sheet relative to current operating cash flows. Management plans to establish a new balance sheet leverage target, which should lower the company's weighted average cost of capital and still support the current range of credit ratings (low single "A" with S&P, "Baa1" with Moody's).

    Nordstrom repurchased approximately 16.4 million shares of its common stock during the third quarter for approximately $750 million. The amount spent during the third quarter represents roughly half of the $1.5 billion share repurchase program that was authorized at the beginning of the quarter. Repurchases under the revised program may be made through the end of 2009. The actual number and timing of share repurchases will be subject to market conditions and applicable SEC rules.

CAPITAL INVESTMENT UPDATE
    Nordstrom's board of directors recently approved the company's budget for capital expenditures for the 2008 through 2012 fiscal years. The total amount planned is for $3.0 billion over the five years, with approximately 80% of the capital allocated to new stores, store relocations and store remodels.

QUARTERLY DIVIDEND
    Our board of directors has declared a quarterly dividend of $0.135 per share, payable on December 14, 2007, to shareholders of record on November 30, 2007.

2007 OUTLOOK
    For the fiscal year ending February 2, 2008, the company anticipates earnings per diluted share in the range of $2.87 to $2.91. Our outlook includes the effects of the company's securitization transaction backed by the co-branded Visa and private label receivables, the gain on the sale of Faconnable, share repurchases through the third quarter, and other non-comparable items. Outlined in the table below are the anticipated relative effects on earnings per diluted share from non-comparable operating items expected for the remaining quarter of the 2007 fiscal year.

Updated full-year 2007 operating plan versus the prior year:

                                            Fiscal 2007
                                            -----------
Same-store Sales                            3% to 4% increase
Gross Profit (%)                            approximately flat
Selling, General and Admin. Expense (%)     10 to 25 basis point increase
Interest Expense, net                       $20 to $25 million increase
Other Income                                $25 to $35 million increase
Effective Tax Rate                          38.6%
Earnings per Diluted Share
  (which includes the gain on the
   sale of Faconnable)                      $2.87 to $2.91
Diluted Shares Outstanding                  250.0 million
Prior Year Earnings per Diluted Share       $2.55

Actual and planned performance for the quarters of fiscal 2007:


                             First        Second         Third         Fourth         Fiscal
                             Quarter      Quarter        Quarter       Quarter         2007
                            (Actual)      (Actual)       (Actual)(2)   (Plan)         (Plan)
Same-store sales:             9.5%          5.9%          2.2%        Approximately     3% to
                                                                          flat          4%

Earnings per diluted share:
(a)Expected results from
   comparable operations:     $0.59         $0.79         $0.57          $0.93 to       $2.88 to
                                                                         $0.97          $2.92
(b) Impact of including
    non-comparable events:
  1. Securitization
     Transaction(1)          ($0.01)       ($0.03)       ($0.02)        ($0.01)        ($0.06)
  2. 53rd week timing shift
     & calendar               $0.02        ($0.03)        $0.03         ($0.02)           -
  3. 2006 Visa/Mastercard
     settlement                 -          ($0.02)          -              -           ($0.02)
  4. 2006 53rd week results     -             -             -           ($0.02)        ($0.02)
  5. Gain on sale of
     Faconnable (2)             -             -           $0.09            -            $0.09

Reported results (combine
  a + b above)                $0.60         $0.71         $0.68          $0.88 to       $2.87 to
                                                                         $0.92          $2.91

(1)Notes on the $850 million securitization transaction:
    -With the completion of the securitization transaction, the company began a new accounting treatment for the co-branded Visa receivables and securitized debt, which is secured by both the co-branded Visa and private label receivables. In the first quarter, pre-existing co-branded Visa receivables totaling $943 million were recorded on the balance sheet initially at fair value with no allowance for credit losses. Normal write-offs for uncollectible Visa receivables and other costs net, estimated at $20 million, will be recorded in Other Income over the eight month period following the transaction. This period is equal to the average repayment life of the
acquired receivables.   This expense activity is expected to reduce annual
earnings per diluted share by $0.06 and will be non-recurring in future periods beyond the 2007 fiscal year.

    -Income and expenses from our co-branded Visa receivables that were previously reported net in Other income (under securitization accounting guidance) are reclassified in our earnings statement. In fiscal 2007, bad debt and write-off expense is expected to increase approximately $25 to $35 million and impact the SG&A rate by 30 to 40 basis points, with an accelerated portion in the second quarter. Interest expense, partially offset by interest income, is expected to increase approximately $20 to $25 million. Other income is expected to increase $35 to $45 million. The net combination of these expenses and income is anticipated to reduce annual earnings per diluted share by $0.01.

(2)Notes on the sale of Faconnable:
    -We closed the sale of the Faconnable business in the third quarter of 2007, and the company realized a gain of $33.9 million on that sale. The gain on the sale of Faconnable, net of tax of $13 million, had an impact of $0.09 on earnings per diluted share.

FOURTH QUARTER 2007 OUTLOOK
    For the fourth quarter of 2007, earnings per diluted share are expected in the range of $0.88 to $0.92, including a $0.05 negative impact from the non-comparable items described in the performance table earlier.

    The timing shift from the fiscal 2006 53rd week is expected to have a negative impact on the fourth quarter 2007 sales results. During the quarter, the impact of the shift will be more significant than it was in the first three quarters of 2007, as a week of holiday shopping is shifting from December to November. When compared to the planned same-store sales rate of approximately flat for the 2007 fourth quarter, the monthly same-store sales rates in November are expected to be above the anticipated quarterly rate. In December, the monthly same-store sales rate is expected to be below the anticipated quarterly rate.

CONFERENCE CALL INFORMATION:
Company management will be hosting a conference call and webcast to discuss third quarter results at 4:30 p.m. (ET) today. To participate, please dial 212-547-0138 ten minutes prior to the call (passcode: NORD). A telephone replay will be available by dialing 866-396-6249 beginning approximately one hour after the conclusion of the call until 2:59 a.m. (ET) on November 23, 2007. Interested parties may also access the call in listen-only mode over the Internet by visiting the Investor Relations section of the company's corporate Web site at http://www.nordstrom.com. An archived version of the webcast will be available at this location until December 17, 2007.

Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 157 US stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 101 full-line stores, 51 Nordstrom Racks, two Jeffrey boutiques, one free-standing shoe store, and two clearance stores. In addition, Nordstrom serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties, including anticipated results for the fiscal year ending February 2, 2008 and our fourth quarter, anticipated monthly, quarterly and annual same-store sales rate, planned capital structure and targeted leverage position, capital investments, the timing and amounts of share repurchases, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, our ability to respond to the business environment and fashion trends, effective inventory management, the impact of economic and competitive market forces, successful execution of our store growth strategy including the timely completion of construction associated with newly planned stores, relocations, and remodels,, our compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to the company, successful execution of our multi-channel strategy, our ability to safeguard our brand and reputation, efficient and proper allocation of our capital resources, successful execution of our technology strategy, the impact of terrorist activity or war on our customers and the retail industry, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, our ability to maintain our relationships with our employees, our ability to control costs, weather conditions and hazards of nature that affect consumer traffic and consumers' purchasing patterns, and the timing and amounts of share repurchases by the company. Our SEC reports, including our Form 10-K for the fiscal year ended February 3, 2007, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.


Investor Contact:                         Media Contact:
Chris Holloway, 206-303-3290              Michael Boyd, 206-373-3038

                                NORDSTROM, INC.
               CONSOLIDATED STATEMENTS OF EARNINGS - 3rd Quarter
             -----------------------------------------------------
  (unaudited; amounts in thousands, except per share data and percentages)

                                      Quarter    % of sales (1)        Quarter    % of sales (1)
                                        ended    (except as              ended    (except as
                                       11/3/07     indicated)           10/28/06     indicated)
                                   ----------    ----------         ----------     ---------
Net sales                             $1,970,444      100.0%            $1,872,103     100.0%
Cost of sales and related buying
     & occupancy costs                (1,228,506)     (62.3%)           (1,160,123)    (62.0%)
                                       ----------                       ----------
Gross profit                             741,938       37.7%               711,980      38.0%
Selling, general and administrative
     expenses                           (552,632)     (28.0%)             (538,210)    (28.7%)
Gain on sale of Faconnable                33,925        1.7                   -           -
                                       ----------                       ----------
Operating income                         223,231       11.3%               173,770       9.3%
Interest expense, net                    (20,408)      (1.0%)              (11,419)     (0.6%)
Other income, net                         68,779        3.5%                58,819       3.1%
                                       ----------                       ----------
Earnings before income tax expense       271,602       13.8%               221,170      11.8%
Income tax expense                      (105,878)     (39.0%)(2)           (85,497)    (38.7%)(2)
                                       ----------                       ----------
Net earnings                            $165,724        8.4%              $135,673       7.2%


Earnings per share
     Basic                                 $0.69                             $0.53
     Diluted                               $0.68                             $0.52


ADDITIONAL DATA
Weighted average shares outstanding
     Basic                               241,521                           256,757
     Diluted                             245,344                           261,616


(1)Subtotals and totals may not foot due to rounding.
(2)Percent of earnings before income taxes.

                                NORDSTROM, INC.
               CONSOLIDATED STATEMENTS OF EARNINGS - Year to Date
             -----------------------------------------------------
  (unaudited; amounts in thousands, except per share data and percentages)

                                   Nine Months    % of sales (1)     Nine Months   % of sales (1)
                                        ended    (except as              ended    (except as
                                       11/3/07     indicated)           10/28/06     indicated)
                                   ----------    ----------         ----------     ---------
Net sales                             $6,313,814      100.0%            $5,929,794     100.0%
Cost of sales and related buying
     & occupancy costs                (3,957,178)     (62.7%)           (3,729,759)    (62.9%)
                                       ----------                       ----------
Gross profit                           2,356,636       37.3%             2,200,035      37.1%
Selling, general and administrative
     expenses                         (1,722,780)     (27.3%)           (1,611,982)    (27.2%)
Gain on sale of Faconnable                33,925        0.5%                  -            -
                                       ----------                       ----------
Operating income                         667,781       10.6%               588,053       9.9%
Interest expense, net                    (44,431)      (0.7%)              (34,953)     (0.6%)
Other income, net                        194,946        3.1%               173,508       2.9%
                                       ----------                       ----------
Earnings before income tax expense       818,296       13.0%               726,608      12.3%
Income tax expense                      (315,345)     (38.5%)(2)          (280,950)    (38.7%)(2)
                                       ----------                       ----------
Net earnings                            $502,951        8.0%              $445,658       7.5%


Earnings per share
     Basic                                 $2.01                             $1.70
     Diluted                               $1.98                             $1.67

ADDITIONAL DATA
Weighted average shares outstanding
     Basic                               250,164                           261,920
     Diluted                             254,475                           266,893


(1)Subtotals and totals may not foot due to rounding.
(2)Percent of earnings before income taxes.

                                   NORDSTROM, INC.
                            CONSOLIDATED BALANCE SHEETS
               -----------------------------------------------------
                         (unaudited;  amounts in thousands)

                                                     11/3/07          2/3/07           10/28/06
                                                   ----------      ----------        ----------

Assets
Current assets:
    Cash and cash equivalents                    $   107,913     $   402,559       $   208,715
    Accounts receivable, net                       1,734,043         684,376           667,748
    Investment in asset backed securities              -             428,175           313,656
    Merchandise inventories                        1,242,163         997,289         1,228,230
    Current deferred tax assets, net                 190,264         169,320           169,858
    Prepaid expenses and other                        68,409          60,474            65,711
                                                  -----------     -----------       -----------
Total current assets                               3,342,792       2,742,193         2,653,918
Land, buildings and equipment, net                 1,910,193       1,757,215         1,748,395
Goodwill                                              53,613          51,714            51,714
Acquired tradename                                     -              84,000            84,000
Other assets                                         180,854         186,456           170,355
                                                  -----------     -----------       -----------
Total assets                                      $5,487,452      $4,821,578        $4,708,382
                                                  ===========     ===========       ===========


Liabilities and Shareholders' Equity
Current liabilities:
    Commercial paper                             $   392,000      $    -            $    -
    Accounts payable                                 738,037         576,796           758,402
    Accrued salaries, wages and related benefits     265,657         339,965           253,440
    Other current liabilities                        437,884         433,487           385,767
    Income taxes payable                              42,422          76,095            42,970
    Current portion of long-term debt                209,019           6,800           106,572
                                                  -----------     -----------       -----------
Total current liabilities                          2,085,019       1,433,143         1,547,151
Long-term debt, net                                1,489,916         623,652           624,631
Deferred property incentives, net                    354,814         356,062           351,733
Other liabilities                                    249,666         240,200           223,262

Commitments and contingent liabilities

Shareholders' equity:
    Common stock, no par value: 1,000,000 shares
      authorized; 232,034, 257,313 and 256,904
      shares issued and outstanding                  927,527         826,421           791,678
    Retained earnings                                407,758       1,350,680         1,171,364
    Accumulated other comprehensive loss             (27,248)         (8,580)           (1,437)
                                                  -----------     -----------       -----------
Total shareholders' equity                         1,308,037       2,168,521         1,961,605
                                                  -----------     -----------       -----------
Total liabilities and shareholders' equity        $5,487,452      $4,821,578        $4,708,382
                                                  ===========     ===========       ===========

                                NORDSTROM, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               -----------------------------------------------------
                      (unaudited;  amounts in thousands)

                                                            Nine Months           Nine Months
                                                               ended                 ended
                                                              11/3/07               10/28/06
                                                            -----------           -----------
Operating Activities
Net earnings                                               $   502,951          $   445,658
Adjustments to reconcile net earnings to net cash (used
in) provided by operating activities:
    Depreciation and amortization of buildings
      and equipment                                            202,523              205,816
    Gain on sale of Faconnable                                 (33,925)                -
    Amortization of deferred property incentives
      and other, net                                           (30,190)             (25,255)
    Stock-based compensation expense                            20,875               25,075
    Deferred income taxes, net                                 (33,443)             (49,755)
    Tax benefit of stock-based payments                         27,203               29,691
    Excess tax benefit from stock-based payments               (25,228)             (25,384)
    Provision for bad debt expense                              71,334               10,715
    Change in operating assets and liabilities:
      Accounts receivable                                   (1,143,339)             (38,652)
      Investment in asset backed securities                    420,387              242,204
      Merchandise inventories                                 (282,554)            (235,623)
      Prepaid expenses                                         (10,084)             (10,092)
      Other assets                                             (28,481)              (4,203)
      Accounts payable                                         131,625              213,294
      Accrued salaries, wages and related benefits             (66,536)             (34,861)
      Other current liabilities                                    (60)             (22,559)
      Income taxes payable                                     (21,902)             (38,647)
      Deferred property incentives                              41,839               13,779
      Other liabilities                                          2,487               11,328
                                                             -----------           -----------
Net cash (used in) provided by operating activities           (254,518)             712,529
                                                             -----------           -----------

Investing Activities
Capital expenditures                                          (358,119)            (187,748)
Proceeds from sale of Faconnable                               215,761                 -
Proceeds from sale of assets                                    12,205                 -
Purchases of short-term investments                               -                (109,550)
Sales of short-term investments                                   -                 163,550
Other, net                                                       3,471               (6,380)
                                                            -----------           -----------
Net cash used in investing activities	                        (126,682)            (140,128)
                                                            -----------           -----------

Financing Activities
Proceeds from commercial paper                                 392,000                -
Proceeds from long-term borrowings                           1,220,000             100,000
Principal payments on long-term debt                          (176,838)           (306,465)
Increase (decrease) in cash book overdrafts                     23,036             (21,511)
Proceeds from exercise of stock options                         32,102              38,917
Proceeds from employee stock purchase plan                      17,591              16,300
Excess tax benefit from stock-based payments                    25,228              25,384
Cash dividends paid                                           (102,912)            (83,139)
Repurchase of common stock                                  (1,339,999)           (595,521)
Other, net                                                      (3,654)               (307)
                                                            -----------           -----------
Net cash provided by (used in) financing activities             86,554            (826,342)
                                                            -----------           -----------
Net decrease in cash and cash equivalents                     (294,646)           (253,941)
Cash and cash equivalents at beginning of period               402,559             462,656
                                                            -----------           -----------
Cash and cash equivalents at end of period                 $   107,913          $  208,715
                                                            ===========           ===========

                                NORDSTROM, INC.
                      GAAP TO NON-GAAP RECONCILIATIONS
               --------------------------------------------------
     (unaudited; dollar amounts in thousands, except per share and per square foot amounts)


GAAP and Non-GAAP Financial Measures:

For the quarter ended November 3, 2007, the company reports adjusted pre-tax margin, adjusted net earnings and adjusted earnings per diluted share, which exclude the gain on the sale of Faconnable and adjusted inventory per square foot which excludes inventory related to the Faconnable business. These adjusted amounts are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission and are not measures of operating performance calculated in accordance with generally accepted accounting principles ("GAAP"). As a result, these measures should not be considered in isolation of, or as a substitute for pre-tax margin, net earnings, earnings per diluted share, or inventory per square foot. Adjusted pre-tax margin, adjusted net earnings, adjusted earnings per diluted share, and adjusted inventory per square foot as the company calculates them, may not be comparable to similarly titled measures employed by other companies. Management believes that because the gain on sale of Faconnable is non-recurring in nature, the use of these non-GAAP financial measures enable management and investors to evaluate, and compare from period to period, the company's results from operations in a more meaningful and consistent manner. Management uses pre-tax margin, net earnings, earnings per diluted share, and inventory per square foot excluding this non-recurring item as an internal measure of business operating performance. A reconciliation of reported GAAP amounts to the adjusted non-GAAP financial measures is included below.


                                    GAAP            Adjustment due to       As Adjusted
                                                    Sale of Faconnable
Pre-tax margin                     13.8%              (1.7%)                  12.1%

Increase in net earnings             22%               (15%)                     7%

Earnings per diluted share          0.68              (0.09)                   0.59

Increase in inventory per
square foot over last year            0%                  2%                     2%